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                                                                    Exhibit 99.1



July 23, 2004 05:43 PM US Eastern Timezone

US PLASTIC LUMBER, CORP. FILES FOR REORGANIZATION RELIEF UNDER CHAPTER 11

BOCA RATON, Fla.--(BUSINESS WIRE)--July 23, 2004--US Plastic Lumber, Corp. ("USPL") (Pink Sheets:USPL) today filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Florida. The Company also announced that it is seeking an order of the Court to obtain DIP financing which it expects will support current operations. This DIP financing will be secured by the Company's accounts receivables, inventory, and physical assets.


Chief Financial Officer Michael Schmidt said, "Given our Company's current condition, we believe that this action will give us the ability to preserve and maximize our value. With the hard work and dedication of our employees and the support of our customers and suppliers, we are confident that the business will emerge from this process a stronger company."


In announcing today's Chapter 11 filing, Michael Schmidt, Chief Financial Officer, commented, "Our filing provides US Plastic Lumber with the opportunity to position itself for a viable future. After the filing, US Plastic Lumber will continue to operate without interruption. We will be able to continue to supply our customers with quality composite and HDPE decking and lumber solutions and build stronger relationships with our suppliers going forward."


Triax Capital Advisors have been retained by the Company to supervise and direct its reorganization efforts including all capital transaction programs and activities.


Joseph E. Sarachek of Triax Capital Advisors commented, "The Company is working closely with its senior lender and other creditors and with the breathing room afforded by Chapter 11 it will be able to successfully reorganize its operations and emerge quickly from bankruptcy." Triax Capital Advisors has offices in New York, New York (http://www.triaxadvisors.com).


The statements contained in this press release that are not purely historical, including statements regarding US Plastic Lumber's objectives, expectations, hopes, intentions, beliefs or strategies regarding the future, are "forward-looking" statements within the meaning of Section 27A of the Securities Exchange Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements, including, without limitation, those relating to the sufficiency of the DIP financing and the Company's prospects for the future, are subject to certain risks and uncertainties that could cause results to differ materially from those projected. These risks include, without limitation, the Company's ability to maintain its customer and supplier relationships, to implement its program of reorganization and to retain key employees. Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on such forward statements, which are based on current expectations.


US Plastic Lumber is a supplier of decking, lumber and component parts manufactured with recycled plastics.






Contacts

US Plastic Lumber Corp., Boca Raton
Michael D. Schmidt, 561-394-3511